Exhibit 99.1

Starwood Property Trust to Webcast Analyst and Investor Day

GREENWICH, CONN. (March 30, 2015) — Starwood Property Trust, Inc. (NYSE: STWD) today announced that it will host an Analyst & Investor Day on Thursday, April 2, 2015.

The Analyst & Investor Day will begin at 9:00 a.m. Eastern Time.  For investors interested in listening to the presentation, a live audio webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. An online replay of the webcast will be available on the website for one year from the webcast date.

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is the largest commercial mortgage real estate investment trust in the United States. The Company’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments. Through its subsidiaries LNR Property, LLC and Hatfield Philips International, Starwood Property Trust also operates as the largest commercial mortgage special servicer in the United States and one of the largest primary and special servicers in Europe. With total capital deployed since inception of approximately $17.0 billion, Starwood Property Trust continues to solidify its position as one of the premier real estate finance companies in the country.

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com